Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

August 29, 2017

Royal Bank of Canada,
          200 Bay Street,
                  Royal Bank Plaza,
                          Toronto, Ontario,
                                  Canada M5J 2J5.

Ladies and Gentlemen:

This opinion is delivered in connection with the issuance and delivery of the debt securities of Royal Bank of Canada (the “Bank”) identified in Annex A to this letter (the “Notes”).  The Bank filed with the Securities and Exchange Commission a registration statement on Form F-3 (File No. 333-208507) (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) that was declared effective on January 8, 2016, relating to, among other things, the proposed offer and sale of up to $40,000,000,000 aggregate initial offering price of debt securities which may be senior obligations or subordinated obligations.  The Notes are being issued pursuant to the Indenture, dated as of October 23, 2003, as supplemented by the First Supplemental Indenture, dated as of July 21, 2006 and by the Second Supplemental Indenture, dated as of February 28, 2007 (as so supplemented, the “Indenture”), between the Bank and The Bank of New York Mellon, as successor to the corporate trust business of JPMorgan Chase Bank, N.A., as trustee (the “Trustee”).

In rendering this opinion, we have examined the following documents:

1.	The Indenture.

2.	Certificates of officers of the Bank with respect to the authorization of the Notes, the determination of the terms of the Notes and related matters.

3.	A specimen of the master global security with respect to the Senior Global Medium-Term Notes, Series G, dated January 8, 2016 (the “Master Note”).

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4.	The prospectus dated January 8, 2016, the prospectus supplement dated January 8, 2016 and the disclosure documents relating to the Notes as indicated in Annex A, to the extent that portions of such documents are being incorporated into the Master Note in accordance with the terms of the Master Note and the Indenture.

We have also examined such questions of United States federal and New York state law as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, the Notes constitute valid and legally binding obligations of the Bank, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.  With respect to all matters of the laws of Canada, Québec and Ontario, we understand that you are relying upon the opinion, dated the date hereof, of Norton Rose Fulbright Canada LLP, Canadian counsel for the Bank, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Norton Rose Fulbright Canada LLP.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Bank or the Notes or their offering and sale.

We have relied as to certain factual matters on information obtained from public officials, officers of the Bank and other sources believed by us to be responsible, and we have assumed that each of the Indenture and the Master Note have been duly authorized, executed and delivered by the Bank, and that the Notes have been duly authorized by the Bank, in each case insofar as the laws of Canada, Québec and Ontario are concerned, and that the Indenture relating to the Notes has been duly authorized, executed and delivered by the Trustee thereunder, that an authorized officer of the Trustee has notated the issuance of the Notes on the Master Note representing the Notes as required by Section 207 of the Indenture, that the Notes have been delivered against payment as contemplated in the Registration Statement and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

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We hereby consent to this filing of this opinion as an exhibit to a Current Report on Form 6-K to be incorporated by reference in the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP

Annex A

Title of Notes	Disclosure Document

$500,000,000 aggregate principal amount of Senior Floating Rate Notes, due August 29, 2019	Pricing supplement dated August 24, 2017